Exhibit 10.14
L. B. FOSTER COMPANY
RETENTION PERFORMANCE SHARE UNIT AWARD

In accordance with the provisions of the L. B. FOSTER COMPANY 2006 Omnibus Incentive Plan, as amended (the "Plan"), the Compensation Committee of the Board of Directors (the "Committee") of L. B. Foster Company (the "Company") hereby awards you (the "Participant") 1,000 performance share units, subject to the terms and conditions provided herein (the “Award”).

1. Plan.  In addition to the terms and conditions set forth herein, this Award is subject to, and governed by, the terms and conditions set forth in the Plan, which terms are hereby incorporated by reference. Unless the context otherwise requires, capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan. In the event of any conflict between the provisions of this Award and the Plan, the Compensation Committee shall have full authority and discretion to resolve such conflict and any such determination shall be final, conclusive and binding on the Participant and all interested parties.

2. Effective Date. The effective date of this Award is March 15, 2011.

3. Performance Share Units Award.

3.1 Each performance share unit (the "Performance Share Units") represents a contingent right to receive one share of the Company's common stock as described more fully herein, to the extent such Performance Share Unit is earned and becomes payable pursuant to the terms of this Award.  Notwithstanding, Performance Share Units as initially awarded have no independent economic value, but rather are mere units of measurement used for purpose of calculating the number of shares, if any, to be paid under this Award.

3.2 Performance Share Units shall be increased and/or decreased in accordance with the terms of this Award as described more fully herein.  Notwithstanding any provision of the Plan or this Award to the contrary, the Committee, in its sole discretion, may reduce the amount of any Performance Share Units that would otherwise be earned by the Participant upon attainment of the Performance Condition (as defined below) if it concludes that such reduction is necessary or appropriate; provided, however, the Committee shall not use its discretionary authority to increase the number of Performance Share Units that would otherwise be earned upon attainment of the Performance Condition.

4. Performance Condition of the Performance Share Units. The total number of Performance Share Units that may be earned by the Participant will be based on the Company's attainment of performance goals relating to Portec EBITDA ("EBITDA") as approved by (and in accordance with the procedures established by) the Committee on March 4, 2011 and on file with the Committee (the "Performance Condition"), for the performance period of January 1, 2011 through December 31, 2011 (the "Performance Period"); provided, however, that except as otherwise specifically provided herein, the ability to earn Performance Share Units and to receive payment thereon under this Award is expressly contingent upon achievement of the threshold for the Performance Condition and otherwise satisfying all other terms and conditions of the Award.

5. Issuance and Distribution.

5.1 After the end of the Performance Period, the Committee shall certify in writing the extent to which the applicable Performance Condition and any other material terms of this Award have been achieved. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as written certification.

5.2 Subject to the terms and conditions of this Award, Performance Share Units earned by the Participant will be settled and paid in shares of the Company's common stock in the calendar year immediately following the end of the Performance Period on a date determined in the Company's discretion, but in no event later than March 15th of such calendar year (the "Payment Date").

5.3 Notwithstanding any other provision of this Award, in the event of a Change in Control, the Committee may, in its sole discretion, terminate this Award and, unless otherwise determined by the Committee, the Participant shall be deemed to earn Performance Share Units at the target level; provided, however, the Participant shall only be entitled to retain a prorated portion of such Performance Share Units determined based on the ratio of the number of complete months the Participant is employed or serves during the Performance Period through the date of the Change in Control to the total number of originally scheduled months in the Performance Period.  Any such earned Performance Share Units shall be paid contemporaneous with the Change in Control on the closing date of the change in control; provided, further, in the event of a Change in Control, Performance Share Units may, in the Committee’s discretion, be settled in cash and/or securities or other property.

6. Dividends. Performance Share Units will not be credited with dividends that are paid on the Company's common stock.

7. Change in Participant's Status.  In the event the Participant's employment with the Company or any Subsidiary is terminated (i) by reason of Retirement, or (ii) on account of death or Total and Permanent Disability  prior to the Payment Date, the Participant shall be entitled to retain the Performance Share Units and receive payment therefore to the extent earned and payable pursuant to the provisions of this Award; provided, however, the Participant shall only be entitled to retain a prorated portion of the Performance Share Units determined at the end of the Performance Period and based on the ratio of the number of complete months the Participant is employed or serves during the Performance Period to the total number of months in the Performance Period.  In the event the Participant's employment with the Company or any Subsidiary is terminated for any other reason, including, but not limited to, by the Participant voluntarily, or by the Company on account of a Termination for Cause or without cause, prior to the Payment Date, the Performance Share Units awarded to the Participant shall be cancelled and forfeited, whether payable or not, without payment by the Company or any Subsidiary.  Any payments due a deceased Participant shall be paid to his estate as provided herein after the end of the Performance Period.

8. Responsibilities of the Committee. In addition to the authority granted to the Committee under the Plan, the Committee has responsibility for all aspects of this Award's administration, including but not limited to: ensuring that the Award is administered in accordance with the provisions of the Plan, and adjusting Performance Share Units as authorized hereunder consistent with the terms of this Award. All decisions of the Committee under this Award shall be final, conclusive and binding on the Participant and all interest parties. No member of the Committee shall be liable for any action or determination made in good faith on the Performance Share Units awarded thereunder.

9. Tax Consequences/Withholding.

9.1 It is intended that: (i) the Participant's Performance Share Units shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined in Section 409A and 3121(v)(2) of the Code; and (ii) the Participant shall have merely an unfunded, unsecured promise to be paid a benefit, and such unfunded promise shall not consist of a transfer of "property" within the meaning of Code Section 83.

9.2 The Participant shall timely remit to the Company all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Performance Share Units. Such payment shall be made to the Company in full, in cash or check, or as otherwise authorized under the terms of the Plan.

9.3 This Award is intended to be excepted from coverage under Section 409A and shall be construed accordingly.  Notwithstanding any provision of this Award to the contrary, if any benefit provided under this Award is subject to the provisions of Section 409A, the provisions of the Award will be administered, interpreted and construed in a manner necessary to comply with Section 409A (or disregarded to the extent such provision cannot be so administered, interpreted or construed).  Notwithstanding, Section 409A of the Code may impose upon the Participant certain taxes or other charges for which the Participant is and shall remain solely responsible, and nothing contained in this Award or the Plan shall be construed to obligate the Committee, the Company or any Subsidiary for any such taxes or other charges.

9.4 Notwithstanding any provision of this Award to the contrary, if any provision of this Award would prevent the Award from qualifying as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder, such provision shall be administered, interpreted and construed in a manner to ensure that the Award qualifies as performance-based compensation (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

10. Non-Competition.

10.1 The Participant agrees that this Section 10 is reasonable and necessary in order to protect the legitimate business interests and goodwill of the Company, including the Company's trade secrets, valuable confidential business and professional information, substantial relationships with prospective and existing customers and clients, and specialized training provided to Participants and other employees of the Company. The Participant acknowledges and recognizes the highly competitive nature of the business of the Company and its Subsidiaries and accordingly agrees that during the term of the Participant’s employment and for a period of two (2) years after the termination thereof:

(a) The Participant will not directly or indirectly engage in any business substantially similar to any line of business conducted by the Company or any of its Subsidiaries, including, but not limited to, where such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or sales representative, in any geographic region in which the Company or any of its Subsidiaries conducted business;

(b) The Participant will not contact, solicit, perform services for, or accept business from any customer or prospective customer of the Company or any of its Subsidiaries in any line of business conducted by the Company or any of its subsidiaries;

(c) The Participant will not directly or indirectly induce any employee of the Company or any of its Subsidiaries to: (1) engage in any activity or conduct which is prohibited pursuant to subparagraph 10.1(a); or (2) terminate such employee's employment with the Company or any of its Subsidiaries. Moreover, the Participant will not directly or indirectly employ or offer employment (in connection with any business substantially similar to any line of business conducted by the Company or any of its Subsidiaries) to any person who was employed by the Company or any of its Subsidiaries unless such person shall have ceased to be employed by the Company or any of its Subsidiaries for a period of at least 12 months; and

(d) The Participant will not directly or indirectly assist others in engaging in any of the activities, which are prohibited under subparagraphs (a) — (c) above.

10.2 It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Award is an unenforceable restriction against the Participant, the provisions of this Award shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable against the Participant. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Award is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. The restrictive covenants set forth in this Section 10 shall be extended by any amount of time that the Participant is in breach of such covenants, such that the Company receives the full benefit of the time duration set forth above.

11. Confidential Information and Trade Secrets. The Participant and the Company agree that certain materials, including, but not limited to, information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its Subsidiaries, constitute proprietary confidential information and trade secrets. Accordingly, the Participant will not at any time during or after the Participant's employment with the Company (including any Subsidiary) disclose or use for the Participant's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to information which is not unique to the Company or any of its Subsidiaries or which is generally known to the industry or the public other than as a result of the Participant's breach of this covenant. The Participant agrees that upon termination of employment with the Company (including any Subsidiary) for any reason, the Participant will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Subsidiaries, except that the Participant may retain personal notes, notebooks and diaries. The Participant further agrees that the Participant will not retain or use for their own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Subsidiaries.

12. Remedies/Forfeiture/Recoupment.

12.1 The Participant acknowledges that a violation or attempted violation on a Participant's part of Sections 10 and 11 will cause irreparable damage to the Company and its Subsidiaries, and the Participant therefore agrees that the Company and its Subsidiaries shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by the Participant or the Participant's employees, partners or agents. The Participant agrees that such right to an injunction is cumulative and in addition to whatever other remedies the Company (including any Subsidiary) may have under law or equity. Specifically, the Participant agrees that such right to an injunction is cumulative and in addition to the Participant’s obligations to make timely payment to the Company as set forth in Section 12.2 of this Award. The Participant further acknowledges and agree that the Participant's Performance Share Units shall be cancelled and forfeited without payment by the Company if the Participant breaches any of his or her obligations set forth in Section 10 and 11 herein.

12.2 At any point after becoming aware of a breach of any obligation set forth in Sections 10 and 11 of this Award, the Company shall provide notice of such breach to the Participant. By accepting this Award, the Participant agrees that within ten (10) days after the date the Company provides such notice, the Participant shall pay to the Company in cash an amount equal to any and all distributions paid to or on behalf of the Participant under of this Award within the six (6) months prior to the date of the earliest breach. The Participant agrees that failure to make such timely payment to the Company constitutes an independent and material breach of the terms and conditions of this Award, for which the Company may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies the Company may have resulting from the Participant's breach of the obligations set forth in Sections 10 and 11. The Participant agrees that timely payment to the Company as set forth in this provision of the Award is reasonable and necessary because the compensatory damages that will result from breaches of Sections 10 and/or 11 cannot readily be ascertained. Further, the Participant agrees that timely payment to the Company as set forth in this provision of the Award is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company, including without limitation those set forth in this Section 12.

12.3 In the event the Company is required to prepare an accounting restatement applicable to the financial reporting period covered within the Performance Period due to the material noncompliance of the Company with any financial reporting requirement under the securities laws or other applicable law and if the Committee, in its discretion, so determines, (i) Participant shall pay to the Company in cash up to the amount equal to the fair market value of any and all shares, cash or other compensation paid to or on behalf of the Participant under this Award, and, without duplication, (ii) the Participant shall pay to the Company in cash an amount equal to the fair market value of any and all shares, cash or other compensation paid to or on behalf of such Participant under of this Award in excess of the amount of such compensation that would have been paid to the Participant based on the restated financial results.  Any such payment shall be made within the time periods prescribed by the Committee.  The Committee, in its discretion, shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant or, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company's otherwise applicable compensation practices, or (iv) by any combination of the foregoing.  For purposes of this Award, the Committee may determined, in its sole discretion, that any fraud, negligence, or intentional misconduct by Participant was a significant contributing factor to the Company having to prepare an accounting restatement.  The Participant's failure to make any such timely payment to the Company constitutes an independent and material breach of the terms and conditions of this Award, for which the Company may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies the Company may have against the Participant.  By accepting this Award, the Participant agrees that timely payment to the Company as set forth in this provision of the Award is reasonable and necessary, and that timely payment to the Company as set forth in this provision of the Award is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company, including without limitation those set forth in this Section 12. The Participant further acknowledges and agrees that the Participant's Performance Share Units shall be cancelled and forfeited without payment by the Company if any fraud, negligence, or intentional misconduct by the Participant is determined to be a significant contributing factor to the Company having to prepare an accounting restatement  with respect to the financial reporting period covered within the Performance Period.  Notwithstanding the foregoing, the Company shall not be required to make any additional payment in the event that the restated financial results would have resulted in a greater payment to the Participant.

13. Assignment/Nonassignment.

13.1 The Company shall have the right to assign this Award, including without limitation Section 10, and the Participant agrees to remain obligated by all provisions of this Award that are assigned to any successor, assign or surviving entity. The obligation of the Company under this Award shall be binding upon the successors and assigns of the Company. Any successor to the Company is an intended third party beneficiary of this Award.

13.2 The Performance Share Units shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a "Transfer") in any manner, other than by will or the laws of descent and distribution. Any attempt by the Participant to Transfer the Performance Share Units in violation of the terms of the Award shall render the Performance Share Units null and void, and result in the immediate forfeiture of such Performance Share Units, without payment by the Company or any Subsidiary.

14. Impact on Benefit Plans. Payments under this Award shall not be considered as earnings for purposes of the Company's and/or Affiliate's qualified retirement plans or any such retirement or benefit plan unless specifically provided for therein. Nothing herein shall prevent the Company or any Affiliate from maintaining additional compensation plans and arrangements for its employees.

15. Changes in Stock. In the event of a stock split, stock dividend, or similar event, the Performance Share Units and the shares of Company common stock on which the Performance Condition is based shall be appropriately adjusted to prevent dilution or enlargement of the rights of the Participant which would otherwise result from any such transaction, provided such adjustment shall be consistent with Code Section 162(m) and Section 409A.  In the case of a Change in Control, any obligation under the Award shall be handled in accordance with the terms of Sections 6 hereof.

16. Governing Law, Jurisdiction, and Venue.

16.1 This Award shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law.

16.2 Participant hereby irrevocably submits to the personal and exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of, or relating to, this Award (whether such action or proceeding arises under contract, tort, equity or otherwise). Participant hereby irrevocably waives any objection which Participant now or hereafter may have to the laying of venue or personal jurisdiction of any such action or proceeding brought in said courts.

16.3 Jurisdiction over, and venue of, any such action or proceeding shall be exclusively vested in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania.

16.4 Provided that the Company commences any such action or proceeding in the courts identified in Section 16.3, Participant irrevocably waives Participant's right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, 42 Pa. C.S. § 5322 or similar state or federal statutes. Participant agrees to reimburse the Company for all of the attorneys fees and costs it incurs to oppose Participant's efforts to challenge or object to litigation proceeding in the courts identified in Section 16.3 with respect to actions arising out of or relating to this Award (whether such actions arise under contract, tort, equity or otherwise).

17. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Award shall in no way be construed to be a waiver of such provision or of any other provision hereof.

18. Severability. In the event that any one or more of the provisions of this Award shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

19. Funding. This Award is not funded and all amounts payable hereunder, if any, shall be paid from the general assets of the Company or its Affiliate, as applicable. No provision contained in this Award or the Plan and no action taken pursuant to the provisions of this Award or the Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent the Participant acquires a right to receive payments from the Company under the Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

20. Headings. The descriptive headings of the Sections of this Award are inserted for convenience of reference only and shall not constitute a part of this Award.

21. Amendment or Termination of this Award. This Award may be modified, amended, suspended or terminated by the Committee at any time. Notwithstanding the foregoing or any provision of this Award to the contrary, the Committee may, in the sole discretion and without the Participants consent, modify or amend the terms of this Award, or take any other action it deems necessary or advisable, to cause this Award to comply with Section 409A or Section 162(m) (or an exception thereto).  Any modification, amendment, suspension or termination shall only be effective upon a writing issued by the Committee, and the Participant shall not offer evidence of any purported oral modifications or amendments to vary or contradict the terms of this Award document.

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IN WITNESS WHEREOF, the undersigned have executed this Award on the day and year indicated below.  This Award may be executed in more than one counterpart, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Dated:           March ___, 2011                                                                __________________________________
Stan L. Hasselbusch
President & CEO

I hereby acknowledge and accept this Award subject to all of the terms and conditions described herein, including, without limitation, the forfeiture and covenant provisions set forth in Sections 10, 11 and 12 of this Award, regardless of whether this Award ever results in a payment.  I further acknowledge receipt of a copy of the Plan, and I agree to be bound by all the provisions of this Award and the Plan, as amended from time to time.

By signing below, I acknowledge that: (i) I have read and understand this Award, including, without limitation, the provisions that require me to repay monies to the Company if (A) I breach Section 10 or 11 of the Program or (B) the Company is required to prepare an accounting restatement as provided in Section 12.3; (ii) the Performance Share Units that have been awarded to me have no independent economic value, but rather are mere units of measurement to be used in calculating benefits, if any, available under this Award; (iii) I agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Award or the Plan; and (iv) my decision to accept this Award is completely voluntary and done with full knowledge of its terms.  I further acknowledge and agree that, except as otherwise specifically provided in this Award, in the event I terminate employment prior to the Payment Date, the Performance Share Units awarded to me shall be cancelled and forfeited, whether payable or not, without payment by the Company or any Subsidiary.

Signature:  ____________________________                                                                           Date:  ______________________________
David R. Sauder